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                                                                   EXHIBIT 21


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SUBSIDIARIES OF REGISTRANT

Pulitzer Broadcasting Company
Star Publishing Company
WDSU Television, Inc.
WESH Television, Inc.
KCCI Television, Inc.
Pulitzer Technologies, Inc.
News Information, Inc.
WEJ Investment Company
Pulitzer Ventures, Inc.
Pulitzer Ventures II, Inc.
Pulitzer Ventures III, Inc.
Pulitzer Sports, Inc.
Pulitzer Sports II, Inc.
Lerner Newspapers, Inc.


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